Exhibit 24.1

                       CONSENT OF INDEPENDENT AUDITORS


     We have issued our report dated July 7, 1998 (except for Note 6, paragraph 4, as to which the date is September 25, 1998, and Note 9 as to which the date is October 22, 1998) accompanying the consolidated financial statements of Ultra Shield Products International, Inc. and subsidiary as of December 31, 1997 and for the two years in the period ended December 31, 1997, which are included in the Form 10-KSB for the year ended December 31, 1997 and which are included by reference in this Form S-8 registration statement. We consent to the incorporation by reference in this Form S-8 registration statement of the aforementioned reports and the use of our name under the caption "Experts".




                                   _____________/S/_________________
                                   Singer Lewak Greenbaum & Goldstein, LLP